Exhibit 2.1
EXECUTION COPY

Portions of this exhibit have been omitted and are being filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The location of each omitted portion is indicated by a series of three asterisks in brackets (“[***]”).

ASSETS PURCHASE AGREEMENT

DATED AS OF FEBRUARY 21, 2007

BY AND AMONG

ICONIX BRAND GROUP, INC.,
(THE “BUYER”),

DANSKIN, INC.,

and

DANSKIN NOW, INC.
(THE “SELLERS”)

5.7 Availability of Funds	25

6. Covenants and Agreements	25
6.1 Certain Pre-Closing Covenants	25
6.2 Pre-Closing Tax Returns	28
6.3 Cooperation on Tax Matters	28
6.4 Confidentiality	28
6.5 Legal Conditions to Transaction	29
6.6 Employee Benefit Plans	29
6.7 Restrictions on Sellers’ Distributions and Other Actions.	29
6.8 Name Change	30
6.9 Assistance with Financial Statements	30

7. Conditions to each Parties’ Obligations to Close	30
7.1 No Prohibition	30
7.2 Conditions to Obligations of Buyer	30
7.3 Conditions to Obligations of Sellers	31

8. Deliveries by Sellers	31

9. Deliveries by Buyer	33

10. Indemnification.	33
10.1 Obligation of the Sellers to Indemnify	33
10.2 Obligation of Buyer to Indemnify	33
10.3 Certain Limitations Regarding Indemnification.	34
10.4 Third Party Claims	35
10.5 Survival of Representations and Warranties	35
10.6 Assistance	35

11. Bulk Sales Compliance	36

12. Expenses	36

13. Termination and Abandonment.	36
13.1 Termination	36
13.2 Effect of Termination.	37

14. Miscellaneous.	38
14.1 Publicity	38
14.2 Further Assurances.	38
14.3 Notices	38
14.4 Entire Agreement	39
14.5 Waivers and Amendments	39
14.6 Binding Agreement	40
14.7 Governing Law	40
14.8 Assignment	40
14.9 Variations in Pronouns	40
14.10 Severability	40
14.11 Counterparts	40
14.12 Exhibits and Schedules	40
14.13 Headings	40
14.14 Consent to Jurisdiction and Service of Process	40
14.15 Specific Performance	41

ii

SCHEDULES

DESCRIPTION	SCHEDULE

Knowledge	1.32
Excluded Intangibles	2.1(a)
Specified Contracts	2.1(b)
Purchase Price Allocation	3.4
Due Incorporation and Qualification; Subsidiaries	4.1
Capitalization	4.2
Financial Statements	4.4(a)
Projected Balance Sheet	4.4(b)
Financial Projections	4.4(c)
Compliance with Laws	4.7
Permits	4.8
No Breach	4.9
Consent	4.10
Judgments and Proceedings	4.11
Employee Relations	4.12
Material Contracts	4.13
Real Property	4.14
Environmental Matters	4.15
Intangibles	4.17
Title	4.18
Undisclosed Liabilities	4.19
Employee Benefit Plans	4.20
No Broker	4.21
Consent	5.3
No Broker	5.6
Contracts to be Terminated Prior to Closing	8(d)

EXHIBITS

Exhibit “A”	Master Trademark Assignment Agreement
Exhibit “B”	Master Copyright Assignment Agreement
Exhibit “C”	[Intentionally Omitted]
Exhibit “D”	[Intentionally Omitted]
Exhibit “E”	Consent to Transfer of License
Exhibit “F”	Assignment and Assumption Agreement
Exhibit “G”	Bill of Sale
Exhibit “H”	License Agreement
Exhibit “I-1”	[Intentionally Omitted]
Exhibit “I-2”	[Intentionally Omitted]
Exhibit “I-3”	[Intentionally Omitted]
Exhibit “J”	Design Services Agreement
Exhibit “K”	Opinion of Blank Rome LLP
Exhibit “L”	Registration Rights Agreement

iii

ASSETS PURCHASE AGREEMENT

THIS ASSETS PURCHASE AGREEMENT (this “Agreement”), dated as of February 21, 2007, by and among Iconix Brand Group, Inc., a Delaware corporation (“Buyer”), DANSKIN, Inc., a Delaware corporation (the “Company”), and Danskin Now, Inc., a Delaware corporation (“Danskin Now” and collectively with the Company, the “Sellers”).

Background

WHEREAS, Sellers are engaged in, among other businesses, the business of designing, manufacturing, marketing, licensing and managing the DANSKIN® brand of marks and names for use in connection with a variety of women’s and girl’s apparel;

WHEREAS, Buyer desires to acquire certain assets of Sellers related to the Business and Sellers desire to sell such assets to Buyer, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.  Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section, wherever they appear in this Agreement; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles consistently applied and as in effect on the date hereof (“GAAP”); and (c) all words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

1.1  “Acquisition Proposal” means any inquiry, offer or proposal concerning any (a) merger, consolidation, share exchange, amalgamation, reorganization, recapitalization, business combination or similar transaction involving any Seller; (b) sale, lease, exchange, mortgage, transfer, pledge or other disposition directly or indirectly of assets of any Seller representing twenty percent (20%) or more of the consolidated assets of any Seller in a single transaction or series of related transactions; (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing twenty percent (20%) or more of the voting power of any Seller; (d) any tender offer or exchange offer for securities representing twenty percent (20%) or more of the voting power of any Seller in a transaction or series of related transactions; (e) transaction or series of related transactions in which any Person or group propose to acquire control of the assets of any Seller having a fair market value equal to or greater than twenty percent (20%) of the fair market value of all of the assets of the Sellers, taken as a whole, immediately prior to such transaction; (f) any transaction or series of transactions in which any Person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding voting capital stock of any Seller; (g) any combination of the foregoing (other than the transactions contemplated by this Agreement); or (h) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (other than the transactions contemplated by this Agreement).

1.2  “Act” means the Securities Act of 1933, as amended.

1.3  “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person.

1.4  “Business” means the business conducted by Sellers and their respective operations, prospects and condition (financial and otherwise), solely as it relates to the designing, marketing, licensing and/or managing the DANSKIN® brand of marks and related names for use in connection with a wide variety of goods everywhere in the world excluding Japan.

1.5  “Buyer Basket” means Two Hundred Fifty Thousand Dollars ($250,000).

1.6  “Buyer Material Adverse Change” means a material adverse change in the ability of Buyer to consummate the transactions contemplated by this Agreement.

1.7  “Closing” means the closing of the transactions contemplated by this Agreement.

1.8  “Claim” has the meaning set forth in Section 10.3.

1.9  “Closing Date” means the date on which the Closing occurs.

1.10  “Code” means the Internal Revenue Code of 1986, as amended.

1.11  “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default.

1.12  “Contract” means any written or oral contract, agreement, instrument, order, commitment or binding arrangement of any nature whatsoever.

1.13  “Contract Right” means any right, power or remedy under any Contract, including but not limited to rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

1.14  “Dan River Agreement” means the agreement between the Company and Dan River, Inc., dated September 28, 1977, as amended by amendments dated December 30, 1983 and October 5, 1995.

1.15  “DGCL” means the General Corporation Law of the State of Delaware.

1.16  “Documents” means and includes any document, agreement, instrument, certificate, notice, Consent, affidavit, correspondence (by letter, electronic mail, telex or otherwise), written statement, schedule or exhibit whatsoever.

1.17  “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.18  “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, or any other encumbrance, claim, burden or charge of any kind or nature whatsoever.

1.19  “Environmental Law” means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement relating to the environment and/or to the impact thereof on human health or safety, or governing, regulating or pertaining to the generation, treatment, storage, handling, transportation, use or disposal of any Hazardous Substance.

1.20  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21  “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, a Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

1.22  “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.23  “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

1.24  “Hazardous Substance” means any substance or material defined in or governed by any Environmental Law as a dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance, and also expressly includes ureaformaldehyde, polychlorinated biphenyls, dioxin, radon, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline and synthetic gas, or any other waste, material, substance, pollutant or contaminant which would subject the owner or operator of the Real Property to any damages, penalties or liabilities under any applicable Environmental Law.

1.25  “HSR Act” has the meaning set forth in Section 4.10.

1.26  “HSR Filing” has the meaning set forth in Section 4.10.

1.27  “Indebtedness” means all items which, in accordance with GAAP, are required to be included as indebtedness in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined.

1.28  “Insurance Policies” means any policy or binder for fire, public liability, product liability, general liability, life, hospital, medical, disability, comprehensive, automobile, property damage, workmen’s compensation, key man, fidelity bond, theft, forgery, vehicular, or errors and omissions insurance, or for any other insurance of any nature whatsoever.

1.29  “Intangibles” means, throughout the world, all trademarks, including the Marks (as defined in Section 1.37), licenses, designs, patterns, pressbooks, promotional material, artwork, trade dress, copyrights, copyright applications, copyright registrations; web sites, including the content contained therein, domain names, trade secrets, permits, know-how, patents, patent applications, formula, invention, technology, database or other intangible assets of any nature (whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to a Person), and all goodwill, whether or not related to the foregoing, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.30  “Intellectual Property Right(s)” means any and all proprietary rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) rights in and to trademarks, service marks, trade names, logos, symbols, and the like; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, design rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights associated with patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (e) product rights; (f) rights analogous to those set forth in this definition and any and all other proprietary rights relating to Intangibles not already included herein; (g) rights associated with divisions, divisionals, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) the right to sue for past infringement of any Intangible and/or Intellectual Property Rights, provided any such Intellectual Property Right is related to the Business.

1.31  “Judgment” means any order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any Governmental Entity.

1.32  “Knowledge” shall mean the actual knowledge of the persons listed in Schedule 1.32 after having made the due inquiry of those individuals who would be responsible for the matter to be represented or warranted to in this Agreement.

1.33  “Law” means any provision of any law, statute, ordinance, order, constitution, charter, treaty, rule or regulation enacted, approved or adopted by any Governmental Entity, including common law.

1.34  “Liabilities” means any direct or indirect Indebtedness, liability, claim, loss, damage, Judgment, deficiency or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise whether or not of a kind required by GAAP to be set forth on financial statements.

1.35  “License Agreement” means that certain License Agreement dated as of the Closing Date between the Company and Buyer.

1.36  “Losses” means any and all Liabilities, Proceedings, causes of action, costs and expenses including, without limitation, costs of investigation, actual interest costs, penalties and attorneys’ fees.

1.37  “Marks” means all names, corporate names, domain names, fictitious names, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations; trade names, brand names, product names, logos, trade dress, symbols, slogans or other designations owned or used by any Seller in commerce or in connection with the Business.

1.38  “Permit” means any license, permit, certificate, Consent, right or privilege of any kind or nature whatsoever granted, issued, approved or allowed by any Governmental Entity.

1.39  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, Governmental Entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

1.40  “Proceeding” means any claim, suit, action, equitable action, litigation, investigation, arbitration, trademark opposition, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or any formal demand which might lead to any of the foregoing.

1.41  “Property” means real, personal or mixed property.

1.42  “Real Property” means any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by any Seller, all shares of stock or other ownership interests through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

1.43  “SEC” means the United States Securities and Exchange Commission.

1.44  “Sellers Basket” means Two Hundred Fifty Thousand Dollars ($250,000).

1.45  “Sellers’ Material Adverse Change” means a material adverse change: (i) in the properties, results of operations or financial condition of the Assets taken as a whole or (ii) in the ability of Sellers to consummate the transactions contemplated by this Agreement.

1.46  “Subsidiaries” with respect to any Person, means any other Person or business entity, with respect to whom 50% or more of the equity interest (or debt or other interest convertible into an equity interest) is owned directly or indirectly by such Person.

1.47  “Superior Proposal” means a bona fide Acquisition Proposal (except that references in the definition of Acquisition Proposal to the percentage “twenty percent (20%)” shall be deemed to be “fifty percent (50%)” for the purposes of this definition) that the Company determines in its good faith business judgment (after consultation with its financial advisors and legal counsel) would result in a transaction that is more favorable to Sellers, from a financial point of view, than the transactions contemplated by this Agreement (including any amendments hereto).

1.48  “Tangible Property” means any machinery, buildings, fixtures, equipment, parts, furniture, leasehold improvements, office equipment, vehicles, tools, forms, supplies or other tangible property of any kind or nature whatsoever.

1.49  “Tax” or “Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other governmental authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

1.50  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

1.51  “Trading Date” means the earlier to occur of (i) the date on which a registration statement, filed pursuant to the Registration Rights Agreement and covering the applicable Earn-Out Shares, is declared effective by the SEC or (ii) the date on which all of such Earn-Out Shares may be publicly sold without volume restrictions pursuant to Rule 144(k) under the Act, or any successor rule, as determined by written opinion of counsel to Buyer.

1.52  “Transaction Documents” means this Agreement together with all schedules and exhibits hereto, and all other documents executed and delivered pursuant to this Agreement.

1.53  “Wal-Mart Agreement” means the agreement between Danskin Now and Wal-Mart Stores, Inc. (“Wal-Mart”) dated January 9, 2004.

2.  Sale and Purchase of Assets.

2.1  Assets. At the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest in and to the following assets of Sellers related to the Business, and rights of every nature, kind and description with respect to such assets, wheresoever located and whether or not reflected on the books and records of Sellers (all of which being hereinafter collectively referred to as the “Assets”):

(a)  All Intangibles owned by Sellers (except as listed on Schedule 2.1(a)) and all Intellectual Property Rights associated therewith, all goodwill, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(b)  All of Sellers’ rights, powers and privileges in and to the Contracts described on Schedule 2.1(b) (the “Specified Contracts”) and all Contract Rights thereunder;

(c)  All historical samples, sample books, prototypes, archive files or other similar items used in or related to the Business that are not Intangibles or Excluded Assets (defined below);

(d)  All prepaid assets (including the pro rata portion of advances or guaranteed minimum royalty and advertising payments (including any amounts received or receivable pursuant to the Wal-Mart Agreement (the “Wal-Mart Payment Amounts”)) relating to periods after the Closing Date under the Specified Contracts or payments under terminated license agreements related to the Marks (which are Assets) with payments due post-Closing and any liquidated damages under the Specified Contracts) and expenses other than rent escrows and security deposits; and

(e)  All of Sellers’ claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to Sellers’ ownership of the Assets, but excluding claims against Buyer with respect to the transactions contemplated herein.

2.2  Excluded Assets. Notwithstanding anything to the contrary contained herein, there is excluded from the sale and purchase contemplated by this Agreement all other assets owned or used by the Sellers (the “Excluded Assets”), including those Intangibles set forth on Schedule 2.1(a). Without limiting the generality of the foregoing, Contracts other than Specified Contracts are, and shall be deemed, Excluded Assets.

2.3  Assumption of Certain Liabilities. On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform and pay the following Liabilities (“Assumed Liabilities”) but only to the extent the same are not incurred or resulting from (directly or indirectly) any breach or default by Sellers under any Contract with any Person or any representation, warranty or covenant of Sellers noted herein: all Liabilities of Sellers arising and relating to periods after the Closing in the nature of services to be performed, payments to be made, actions to be taken under the Specified Contracts and Assets transferred pursuant to this Agreement, other than all Excluded Liabilities.

2.4  Non-Assumption of Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from the Sellers and is not assuming any other Liability of the Company or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter. Notwithstanding anything herein capable of interpretation to the contrary, except for the Assumed Liabilities, Sellers shall pay or otherwise fully discharge, as the same shall become due, all of their Liabilities existing as of the Closing Date or thereafter whether or not disclosed to Buyer on any Schedule hereto, and Buyer does not assume and shall in no event be liable for any such Liabilities (the “Excluded Liabilities”), including without limitation, the following (which shall be Excluded Liabilities):

(a)  all Liabilities to the extent arising out of or relating to the operation or conduct by the Company or any of its Subsidiaries of any retained businesses and all Liabilities to the extent arising out of or relating to any Excluded Asset;

(b)  all Liabilities and commitments of the Company and its Subsidiaries in respect of Taxes;

(c)  all Liabilities and commitments relating to current or former employees of the Company or any of its Subsidiaries, including without limitation (i) any compensation or benefits payable to present or past employees of the Company or any of its Subsidiaries, including without limitation, any Liabilities arising under any Seller Employee Benefit Plan or other employee benefit plan and any of the Company’s or its Subsidiaries’ Liabilities for vacation, holiday or sick pay, and (ii) any Liabilities under any employment, consulting or non-competition agreement, change of control agreement, indemnity agreement, any retention or performance-based bonus or other compensation agreement, and any similar agreements, whether written or oral, and any Liabilities arising out of the termination by the Company of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Transaction Documents;

(d)  all indebtedness and capital lease obligations of the Company and its Subsidiaries;

(e)  all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders fee or similar fee or commission relating to the transactions contemplated by this Agreement for which the Sellers are responsible pursuant to Section 4.21;

(f)  all Liabilities with respect to any Environmental Law or environmental conditions, events, or circumstances, including with respect to any release of Hazardous Substances after the Closing Date to the extent said Liabilities arise from or in connection with conditions, events or circumstances occurring on or before the Closing Date, including without limitation the migration of Hazardous Substances which were released on or prior to the Closing Date;

(g)  all Liabilities relating to any Real Property owned or leased (or formerly owned or leased) by or for the Sellers or any Affiliates thereof

(h)  any Liabilities of the Company and any of its Affiliates relating to or arising out of state and federal securities laws, rules, and regulations, fiduciary duties; and

(i)  any Liabilities of the Company, its Subsidiaries or current or former Affiliates thereof, if any, other than the Assumed Liabilities.

2.5  Delivery of Certain Assets. At the Closing, each Seller shall deliver all of its right, title and interest in the Assets directly to Studio IP Holdings LLC, a Delaware limited liability company and Subsidiary of Buyer (“Studio IP Holdings”). The parties hereto acknowledge and agree that, notwithstanding this Section, all of the Assets, including the Assets subject to this Section, are being acquired by Buyer hereunder and the delivery by Sellers of the Assets, subject to this Section, to Studio IP Holdings shall be deemed to be a delivery of such Assets initially to Buyer followed by a contribution of such Assets by Buyer to the capital of Studio IP Holdings.

3.  Closing; Purchase Price.

3.1  Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174 at 10:00 a.m. on the business day after all conditions to the parties’ obligations set forth in Section 7 herein have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Sellers. All transactions occurring at the Closing shall be deemed to occur concurrently.

3.2  Purchase Price. On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Assets by Sellers to Buyer, at the Closing,

(a)  Buyer shall deliver to Sellers an aggregate of Seventy Million Dollars ($70,000,000), payable in immediately available funds by wire transfer to such account as previously designated in writing by Sellers;

(b)  Buyer shall assume all of the Assumed Liabilities pursuant to Section 2.3 hereof; and

(c)  Buyer shall grant to Seller the right to receive the Earn-Out Consideration (as herein defined), which right shall be subject to the fulfillment of the conditions specified in Section 3.3 hereof.

The consideration set forth in Section 3.2(a), (b) and (c) shall collectively be referred to as the “Purchase Price”.

3.3  Earn-Out Consideration.

(a)  Following the Closing, Sellers shall be entitled to additional consideration (collectively, the “Earn-Out Consideration”) hereunder contingent upon the earliest of the following events to occur (the date on which any such event occurs sometimes referred to herein as the “License Event”) or a portion thereof as provided herein:

(i)  the extension, pursuant to a written instrument, on or before December 31, 2008, of the [***] Agreement for at least calendar years 2009 and 2010 (a “[***] Agreement Extension”) providing for guaranteed aggregate minimum royalties (the “AMR”) equal to or in excess of [***] Dollars ($[***]) in the aggregate; or

(ii)  the date on which Buyer (or an Affiliate thereof) shall have earned and actually received royalties or other license fees (excluding advertising, design, marketing and other reimbursable expense payments deducted by the licensee before arriving at the royalty payable to the Buyer) which are generated from the Assets pursuant to a definitive license or similar agreement entered into after the Closing (“Royalties”), equal to or in excess of: (A) [***] Dollars ($[***]) in the aggregate for calendar years 2009 and 2010 or (B) [***] Dollars ($[***]) in the aggregate for calendar years 2009, 2010 and 2011.

Notwithstanding anything to the contrary contained herein, for purposes of determining Royalties for calendar years 2009, 2010 and 2011, royalties from [***] shall be deemed to have been received when earned, except to the extent Buyer receives notice from [***] that such royalties will not be paid or would be deferred.

Such Earn-Out Consideration shall, except as otherwise set forth herein, be evidenced through the issuance to Sellers of certificates representing shares of common stock, par value $.001 per share (“Common Stock”), of Buyer (the “Earn-Out Shares”), and shall be determined and payable as follows.

Subject to the terms and conditions hereof, Buyer shall become obligated to issue a maximum number of Earn-Out Shares (the “Total Shares”) as determined by dividing Fifteen Million Dollars ($15,000,000) by the Closing Date Value of Buyer Common Stock (as defined herein). The “Closing Date Value of Buyer Common Stock” shall be equal to the average of the reported closing sale prices for such securities on the NASDAQ Global Market (or such other market as at the time constitutes the principal trading market for Buyer Common Stock) (the “Applicable Market”) for the period comprised of all the trading days commencing on the first trading day after the date hereof and ending on (and including) the last trading day immediately preceding the Closing Date.

No Earn-Out Consideration shall be due and owing hereunder in the event a License Event shall not have occurred by December 31, 2011; provided, however, that the foregoing limitation shall not restrict the Sellers’ right to receive Earn-Out Shares in calendar year 2012 in respect of Royalties for calendar year 2011.

Buyer shall provide the Sellers with a statement of the amount of Royalties received by the Buyer for each calendar year contemplated by this Section 3.3 within 45 days after the end of each such year. Such statement shall provide, in reasonable detail, (i) the name of each licensee or vendor, (ii) the category(s) of product covered by such license, (iii) the applicable royalty rate under such license, (iv) the total Royalty received by the Buyer during the applicable period from such licensee or vendor, and (v) the aggregate amount of Royalties received. Such statement shall be accompanied by a certification of Buyer’s chief financial officer to the effect that such officer has reviewed the report, as well as Buyer’s books of accounts and records, that such statement has been prepared in accordance with GAAP as applicable, which were applied on a consistent basis, and that, in such officer's opinion, such statement is complete and correct.

If Sellers disagree with the Buyer’s determination of the amount of Royalties, then the amount of Royalties shall be determined by the independent registered public accounting firm then regularly engaged by Buyer (“Buyer’s Accountant”), and Buyer shall deliver the report of Buyer’s Accountant to Sellers within 90 days after the end of the year. Sellers shall have 15 days after receipt of such report to notify Buyer in writing of any objections thereto. If Sellers do not notify Buyer in writing of any objections within such period, then the amount determined by Buyer’s Accountant shall be final and binding upon all of the parties. If Sellers notify Buyer of any objections within such period, and Sellers and Buyer are unable to resolve such differences within 10 days thereafter, then the disputed items shall be resolved as soon as possible by a nationally recognized independent registered public accounting firm, selected by Buyer with Sellers’ consent, whose determination shall be final and binding upon all of the parties. The cost of such audit shall be borne by the Sellers unless such audit uncovers an error in Royalty computation such that Royalties reported by Buyer for any period being reviewed are to be adjusted upward by greater than two percent (2%), in which case the cost shall be borne by Buyer.

(b)  Except as otherwise set forth herein, the Earn-Out Shares, if any, to be issued by Buyer to Sellers shall be issued within five business days after the amount thereof has been determined in accordance herewith (the date of such issuance, the “Earn-Out Shares Payment Date”). The Earn-Out Shares shall be subject to the terms and conditions of the registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit “L”, which will be entered into by Sellers and Buyer on the Closing Date. Notwithstanding anything to the contrary contained herein, if (i) the License Event occurs prior to September 30, 2007, and (ii) the average of the reported closing sale prices of Buyer Common Stock on the Applicable Market during the 3 trading days immediately prior to October 1, 2007 is less than the Closing Date Value of Buyer Common Stock, Buyer may, at its sole option, elect, by written notice given to Sellers within such five business day period, to pay the Earn-Out Consideration in cash (in lieu of Buyer Common Stock) in an amount equal to Fifteen Million Dollars ($15,000,000).

(c)  In the event (i) a License Event has occurred following October 1, 2007 and (ii) the average of the reported closing sale prices for Buyer Common Stock on the Applicable Market during the 3 trading days immediately prior to the occurrence of the License Event (the “License Event Value of Buyer Common Stock”) is less than the Closing Date Value of Buyer Common Stock, then Buyer may, at its sole option, elect to pay the Earn-Out Consideration in cash (in lieu of Buyer Common Stock) in an amount equal to Fifteen Million Dollars ($15,000,000).

(d)  In the event (i) a License Event has occurred, (ii) the Earn-Out Shares have been issued under subparagraph (a) hereof and (iii) the average of the reported closing sale prices for Buyer Common Stock on the Applicable Market for the period comprised of all the trading days commencing on the first trading day after the Trading Date and ending on (and including) the last trading day immediately preceding the seventh trading day following the Trading Date (the “Trading Value of Buyer Common Stock”) is less than the Closing Date Value of Buyer Common Stock, then Buyer shall thereupon pay to Sellers, as part of the Earn-Out Consideration, an aggregate amount, in cash, equal to the difference between (A) Fifteen Million Dollars ($15,000,000) and (B) the product of (I) the number of Earn-Out Shares to be issued and (II) the Trading Value of Buyer Common Stock.

(e)  The provisions of this subparagraph (e) shall apply in respect of the following instances where a License Event has not occurred, but a proportional amount of Earn-Out Consideration shall, subject to the terms and condition hereof, be paid.

(i)  If aggregate Royalties for calendar year 2009 are equal to or in excess of [***] Dollars ($[***]), but less than [***] Dollars ($[***]), then the Sellers shall be entitled to receive, by no later than 50 days after the end of such calendar year, 50% of the number of Total Shares;

(ii)  if aggregate Royalties for calendar year 2009 are in excess of [***] Dollars ($[***]), but less than [***] Dollars ($[***]), then the Sellers shall be entitled to receive, by no later than 50 days after the end of such calendar year, an amount of Earn-Out Shares equal to the product of (A) the number of Total Shares, multiplied by (B) a fraction, the numerator of which is the amount of Royalties for calendar year 2009 and the denominator of which is [***] Dollars ($[***]); and in either such case, if aggregate Royalties for calendar years 2009 and 2010 are equal to or in excess of: [***] Dollars ($[***]), then the Sellers shall be entitled to receive, by no later than 50 days after the end of calendar year 2010, the number of Earn-Out Shares determined by subtracting (C) the number of Earn-Out Shares issuable pursuant to clauses (i) or (ii), as the case may be, of this subparagraph (e) from (D) the number of Total Shares.

Furthermore, if aggregate Royalties for calendar year 2010 are in excess of [***] Dollars ($[***]), but less than [***] Dollars ($[***]), then the Sellers shall be entitled to receive, by no later than 50 days after the end of such calendar year, an amount equal to the product of (A) the number of Total Shares, multiplied by (B) a fraction, the numerator of which is the amount of Royalties for calendar year 2010 and the denominator of which is [***] Dollars ($[***]). If (I) less than the number of Total Shares is issued in respect of calendar years 2009 and 2010, and (II) aggregate Royalties for calendar years 2009, 2010 and 2011 are equal to or in excess of [***] Dollars ($[***]), then the Sellers shall be entitled to receive, by no later than 50 days after the end of calendar year 2011, the number of Earn-Out Shares determined by subtracting (E) the number of Earn-Out Shares issued in respect of calendar years 2009 and 2010 from (F) the number of Total Shares. Sellers shall not be entitled to any proportionate (or other) issuance of Earn-Out Shares in respect of calendar year 2011 if aggregate Royalties for calendar years 2009, 2010 and 2011 are less than [***] Dollars ($[***]). Sellers shall not, under any circumstances, be entitled to receive an aggregate amount of Earn-Out Shares in excess of the number of Total Shares. If, under a [***] Agreement Extension, guaranteed AMR for 2009 and 2010 is at least [***] Dollars ($[***]) but less than [***] Dollars ($[***]) in the aggregate, then (in addition to any other Earn-Out Shares to which they may otherwise be entitled under this Section 3.3, subject in all instances to the maximum number of Total Shares issuable hereunder) the Sellers shall be entitled to receive within thirty (30) days of the execution of the execution and delivery of such [***] Agreement Extension, an amount of Earn-Out Shares equal to the product of (A) the number of Total Shares, multiplied by (B) a fraction, the numerator of which is the guaranteed AMR thereunder for calendar years 2009 and 2010 and the denominator of which is [***] Dollars ($[***]). In the event that (i) any Earn-Out Shares are issued and delivered to Sellers pursuant to this subparagraph (e) earlier than upon the occurrence of a License Event (“Pro-Rata Earn-Out Shares”), and (ii) if (and only if) the Pro-Rata Trading Value of Buyer Common Stock (as defined herein) thereof is less than the Closing Date Value of Buyer Common Stock, then Buyer shall thereupon pay to Sellers, as part of the Earn-Out Consideration, an aggregate amount, in cash, equal to the difference (the “Excess Value”) between (A) the product of (I) Fifteen Million Dollars ($15,000,000) and (II) a fraction, the numerator of which is the number of such Pro-Rata Earn-Out Shares to be issued and the denominator is the number of Total Shares, and (B) the product of (I) the number of such Pro-Rata Earn-Out Shares to be issued and (II) the Pro-Rata Trading Value of Buyer Common Stock. In the event that the applicable Pro-Rata Trading Value of Buyer Common Stock is greater than the Closing Date Value of Buyer Common Stock, then the aggregate Excess Value shall be deducted from any Earn-Out Consideration otherwise thereafter payable by Buyer to Sellers hereunder. For purposes hereof, the “Pro-Rata Trading Value of Buyer Common Stock” shall be determined in the same manner as set forth in subparagraph (d) above with respect to the determination of the Trading Value of Buyer Common Stock, except that if a registration statement, filed pursuant to the Registration Rights Agreement and covering such Pro-Rata Earn-Out Shares, has theretofore been declared effective by the SEC, and is at such time effective, then clause (i) of the definition of “Trading Date” (as defined in Section 1.51 hereof) shall be deemed modified to refer instead to the date on which such Pro-Rata Earn-Out Shares are issued. For purposes of clarification, if any amounts are paid pursuant to this subparagraph (e) (including Earn-Out Shares) and then a License Event occurs, Buyer shall be credited with any and all amounts theretofore paid under this subparagraph (e) in calculating any remaining Earn-Out Consideration to be paid.

(f)  Notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to issue shares of Buyer Common Stock having an aggregate License Event Value of Buyer Common Stock, or aggregate Pro-Rata Trading Value of Buyer Common Stock, in excess of Twenty Two Million Five Hundred Thousand Dollars ($22,500,000).

(g)  In the event Sellers sell, transfer, or otherwise dispose of, including by way of gift, any Earn-Out Shares in any transactions (collectively, “Dispositions”) during the period commencing on the Trading Date and ending on the trading day immediately prior to the seventh trading day following the Trading Date, Sellers shall immediately advise Buyer of the same in writing, together with reasonable detail in respect of the Dispositions, and the gross amount of proceeds that would have been realized by Sellers (based on then-prevailing Applicable Market prices) in respect thereof shall be deducted from the amount of the cash payment, if any, to be made to Sellers under this Section 3.3.

(h)  Rights to the Earn-Out Consideration may not be pledged, hypothecated, sold or transferred in any manner whatsoever without the consent of Buyer. Any attempted transfer in violation of this subparagraph (h) shall be void and without force or effect. Notwithstanding the foregoing, the Earn-Out Consideration may be pledged, hypothecated or transferred to the Sellers’ secured lender and/or to its current shareholders (a “Proposed Transfer”) without the consent of Buyer; provided that, unless such Proposed Transfer is registered under the Act, not later than five (5) business days prior to such Proposed Transfer, Sellers shall have delivered to Buyer an opinion of counsel satisfactory to Buyer to the effect that such Proposed Transfer is permitted under applicable federal and state securities laws.

(i)  The number of shares of Buyer Common Stock (including the maximum number of Total Shares) issuable hereunder, if any, shall be adjusted appropriately to reflect any stock dividend, stock split, subdivision, combination, reclassification or similar transaction in respect of Buyer Common Stock as though the Earn Out Shares had been issued at the time of such event. No fraction of a share of Buyer Common Stock will be issued hereunder, but in lieu thereof, if Sellers would otherwise be entitled to a fraction of a share of Buyer Common Stock, Sellers shall receive an amount of cash (rounded to the nearest whole cent), without interest equal to the value of such fractional share. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares. Notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to issue a number of shares of Buyer Common Stock which would be in excess of 19.99% of the total issued and outstanding shares of Buyer Common Stock at the Closing Date or on the Earn-Out Shares Payment Date.

(j)  In the event the aggregate value of all Earn-Out Shares issued under this Agreement, measured for purposes hereof as of the respective values and Trading Dates applicable thereto, exceeds [***] Dollars ($[***]), then Sellers shall, within thirty (30) days following the effective date of the Buyer’s most recent registration statement filed with the SEC in respect thereof, pay bonuses, in an aggregate amount of One Million Dollars ($1,000,000) to the Personnel (as defined in the Design Services Agreement) or such other Danskin Now personnel as may be designated by the Company, with the prior consent of Buyer which consent shall not be unreasonably withheld.

3.4  Purchase Price Allocation. The Purchase Price for the Assets shall be allocated in a manner set forth on Schedule 3.4 hereto. In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (a) prepare and, where applicable, file each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation schedule and (b) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation.

3.5  Reconciliation of Royalty and Other Payments.

(a)  Within ninety (90) days after the Closing Date, the parties shall in good faith reconcile any royalty payments (and like payments) under the Wal-Mart Agreement received by such parties for periods ending prior to or following the Closing Date pursuant to their rights and obligations set forth under Section 2.1(d) of this Agreement. Each party agrees to forward or otherwise pay any royalty payments it receives to which the other party hereto is entitled.

(b)  In addition, the parties agree that in the event the Closing occurs after March 1, 2007, Buyer shall be allocated (and shall receive upon Closing) all royalty payments (and like payments) earned from Wal-Mart from and after March 1, 2007 through the Closing Date; provided, however, if the Closing occurs after March 13, 2007, then Buyer shall be allocated (and shall receive upon Closing) all royalty payments (and like payments) earned from Wal-Mart for the period commencing twelve (12) days prior to the Closing and ending on the Closing Date.

4.  Representations, Warranties and Covenants of Sellers. Knowing that Buyer relies thereon, Sellers jointly and severally represent, warrant and covenant to Buyer as of the date hereof and as of the Closing Date as follows:

4.1  Due Incorporation and Qualification; Subsidiaries. Each Seller is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of formation (each of which jurisdiction is listed in Schedule 4.1). Each Seller has the full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. The Company will obtain, prior to Closing, all approvals of holders of its common stock and preferred stock required by applicable law, the certificate of incorporation and by laws thereof, by contract and otherwise regarding the transactions contemplated hereby (the “Requisite Stockholder Approvals”). Each Seller is duly qualified as a foreign entity in good standing under the Laws of each jurisdiction set forth in Schedule 4.1. There is no other jurisdiction in which the nature of the Business conducted by such Seller requires such licensing or qualification except for where the failure to qualify or be licensed would not cause a material adverse effect with respect to either Seller. Except as set forth in Schedule 4.1, the Company has no Subsidiaries, and does not own, directly or indirectly any shares of stock or other equity interest in or control, alone or in combination with others, any Persons. Schedule 4.1 sets forth the names and titles of each Sellers’ directors and officers.

4.2  Capitalization. The issued and outstanding share capital of the Company consists of 68,946,537 shares of common stock, par value $0.01 per share, and 7,190 shares of preferred stock, par value $0.01 per share, as more fully set forth on Schedule 4.2. The authorized and issued shares or other equity interests of the other Seller is set forth in Schedule 4.2. All of the issued and outstanding shares of capital stock or other equity interests of each of the Sellers are duly authorized, validly issued, fully paid and nonassessable.

4.3  Authority to Execute and Perform Agreement. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Seller, and this Agreement constitutes a valid and legally binding agreement of each Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies. Each Document contemplated by this Agreement, when executed and delivered by Sellers in accordance with the provisions hereof, shall be valid and legally binding upon each Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

4.4  Financial Statements.

(a)  Attached as Schedule 4.4(a) are true, complete and correct copies of the unaudited balance sheets and notes thereof of the Company, for the three years ended December 31, 2005, December 25, 2004 and December 27, 2003. Schedule 4.4(a) also sets forth the Company’s unaudited balance sheets and the related statements of income, retained earnings and cash flows at and for the nine months ended September 30, 2006. The foregoing financial statements are hereinafter collectively referred to as the “Financial Statements”. The Financial Statements have been prepared from the books and records of the Company and fairly present in all material respects the financial position of each as at such dates and the results of its operations and the changes in its retained earnings and its financial positions for the periods then ended in accordance with GAAP consistently applied throughout the periods indicated (except that such Financial Statements are not audited, do not contain immaterial year-end adjustments, and except for the absence of footnotes, and certain reclassifications for management reporting purposes). The Financial Statements do not contain any material misstatements or omissions regarding the Business, Assets or condition (financial or otherwise) of the Sellers. Since December 31, 2005, there have been no material changes in the accounting policies of the Sellers except for any such changes required pursuant to GAAP.

(b)  Attached as Schedule 4.4(b), is a projected Closing Date summary unaudited balance sheet certified by the chief financial officer of the Company reflecting the Company’s good faith best estimate of the Company’s balance sheet as of February 2007 month end prepared in accordance with GAAP consistently applied (the “Execution Date Balance Sheet”). The Execution Date Balance Sheet does not contain any material misstatements or omissions regarding the Business, Assets or condition (financial or otherwise) of the Sellers.

(c)  The financial projections attached as Schedule 4.4(c) relating to the Sellers’ royalties and other matters delivered to Buyer have been prepared in good faith and are based on reasonable assumptions and constitute Sellers’ best estimate of the information purported to be shown therein. Neither Seller is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

4.5  No Material Adverse Change. Since September 30, 2006, there has been no Sellers’ Material Adverse Change. The Assets being transferred pursuant to this Agreement are all those required to conduct the Business as currently conducted by the Sellers.

4.6  Tax Matters. Except to the extent that a failure to file a Tax Return, pay, collect or withhold Taxes, or any inaccuracy in a Tax Return would not result in Buyer being liable for such Taxes, (a) the Sellers have timely filed all Tax Returns that are required to be filed, (b) the information provided on such Tax Returns is complete and accurate in all material respects and (c) all Taxes due on such Tax Returns have been paid in full. No material claim has ever been made by any Governmental Entity in a jurisdiction where any Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. None of the Assets is subject to any Encumbrance for Taxes, other than in respect of Taxes not yet past due or duly reserved for and being contested in good faith by appropriate proceedings which suspend the collection thereof.

4.7  Compliance with Laws. Except as set forth in Schedule 4.7, each Seller has complied in all material respects with all Laws relating to the Assets. Except as set forth and specifically identified in Schedule 4.7, no Seller has received written notice of any alleged material violation of or material claim under any such Laws relating to the Assets of each Seller, and to the Knowledge of Sellers, no investigation, charge, claim or other action under any such Laws relating to the Assets is pending or threatened.

4.8  Permits. Except as set forth in Schedule 4.8 (the “Material Permits”), no Permits are material to the use of the Assets as currently used. A true, correct and complete list of Sellers’ Material Permits is set forth in Schedule 4.8. All Material Permits are in full force and effect, no violations are or have been recorded in respect of any Material Permit and no Proceeding is pending or to the Sellers’ Knowledge threatened to revoke, terminate or limit any Material Permit. Except as set forth and specifically identified in Schedule 4.8, no Seller is in default, nor has any Seller received any notice of any claim of default, with respect to any Material Permit or of any written notice of any other claim or Proceeding (or threatened Proceeding) relating to any Material Permit.

4.9  No Breach. Except as set forth and specifically identified in Schedule 4.9, the consummation of the transactions herein contemplated including, without limitation, the execution, delivery and performance of this Agreement and the documents required to effect the transactions herein contemplated, do not and will not (a) constitute a violation of or default under (either immediately or upon notice, lapse of time or both), conflict with or result in a breach of (i) any Seller’s organizational documents, (ii) the terms of any Specified Contract or, (iii) any Judgment relating to the Assets or Business and binding upon any Seller, or (iv) any Laws affecting the Assets or Business; or (b) result in the creation or imposition of any Encumbrance on any of the Assets or give to any Person any interest or right in any of the Assets; or (c) accelerate the maturity of or otherwise modify any Liability or obligation of any Seller relating to the Assets or the Assumed Liabilities; or (d) result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Specified Contract, or Material Permit, which, if not cured, could reasonably be expected to have a material adverse effect in any one case, or in the aggregate, on the Sellers, the Assets or the Business.

4.10  Consents. Except as set forth in Schedule 4.10 and for the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder (the “HSR Filing”), if required, no Consent is required in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, the assignment of any and all of the Specified Contracts.

4.11  Judgments and Proceedings. Except as set forth in Schedule 4.11, there is no outstanding Judgment against or affecting the Assets or the Business. Except as set forth in Schedule 4.11, there is no Proceeding pending, or to the best of the Sellers’ Knowledge, threatened, against or affecting any of the Assets. True and correct copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with the Proceedings listed in Schedule 4.11 have been delivered to Buyer. Except as set forth and specifically identified in Schedule 4.11, there are no Proceedings pending or, to the best of each Sellers’ Knowledge, threatened, or any contingent liability which would give rise to a Sellers’ Material Adverse Change. Except as set forth and specifically identified in Schedule 4.11 with regard to the Specified Contracts, no breach of contract, tort, or other claim (whether arising from the Business or Sellers’ operations or otherwise) has been asserted by any Person against any Seller, and no claim has been asserted by any Seller against any Person with regards to the Specified Contracts.

4.12  Employee Relations. No Seller is a party to any collective bargaining agreement or any other Contract with any labor unions or any other representatives of Sellers’ employees. To the best of each Seller’s Knowledge, except as set forth and specifically identified in Schedule 4.12, (a) no employee grievance which might have an adverse effect on the Assets is pending and no claim therefor has been asserted, and (b) no collective bargaining agreement is currently being negotiated by any Seller. No Seller has any present or threatened labor disturbances or any pending arbitration, unfair labor practice, grievance, or other Proceeding of any kind with respect to its employees and has had no such labor disturbance, Proceeding or litigation within the past eighteen months or which remains unresolved on the date hereof. No Seller has Knowledge of any present or threatened walkout, strike or any similar occurrence which adversely affects or may adversely affect the Assets. During the past five years, no union attempts to organize or represent the employees of any Seller has been made, nor are any such attempts now threatened, nor has any Seller been notified by any labor organization that it is soliciting or intends to solicit Sellers’ employees to select a bargaining agent, nor is any such solicitation being made or, to any Seller’s Knowledge, contemplated by any labor union. Notwithstanding anything herein to the contrary, Sellers shall be liable for the inaccuracy in, or breach of, the representations and warranties set forth in this Section 4.12, only if such inaccuracy or breach could reasonably be expected to result in a Loss to Buyer.

4.13  Contracts. Schedule 4.13 sets forth a true and correct list of all material Contracts, including the Specified Contracts, to which the Assets are bound or subject (“Material Contracts”). True and correct copies of all written Material Contracts have been delivered to Buyer and Schedule 4.13 includes a complete and accurate description of all oral Material Contracts. All of the Specified Contracts set forth on Schedule 2.1(b) and referred to in this Agreement or in the other Schedules hereto are in full force and effect. No Seller is in default under any Material Contracts, nor, to the Knowledge of Sellers, is any other party to any such Material Contract in default thereunder, nor is there any condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute a default thereunder, except that if there are any defaults thereunder, the aggregate of all such defaults would not cause a Sellers’ Material Adverse Change, provided, however, that the foregoing exception shall not apply in any way to any default or defaults under the Wal-Mart Agreement; and each Seller has paid in full or accrued all amounts due thereunder for periods on or prior to the date hereof (whether or not currently payable) and has satisfied in full or provided in full, and will have satisfied in full or provided in full, for all of its Liabilities and obligations thereunder for periods on or prior to the date hereof and at the Closing Date. Except as disclosed in Schedule 4.13, all rights of Sellers under the Specified Contracts extending beyond the Closing Date are assignable to Buyer and upon assignment shall continue unimpaired and unchanged in Buyer on and after the Closing Date without (a) the Consent (except for any Consent(s) which have been or will be obtained at or before the Closing) of any Person or (b) the payment of any penalty, the incurrence of any additional obligation or the change of any term. Except as set forth on Schedule 4.13, such Seller has examined, monitored or otherwise policed, to the extent deemed prudent by each Seller and in accordance with the customary practices in the industry in which such Seller participates, the activities of all of the licensee counterparties under the Specified Contracts to verify that the products manufactured, sold or offered for sale under the Marks licensed to such licensees pursuant to the Specified Contracts meet, in all material respects, the quality control standards and requirements for use of the Marks set forth in such Specified Contracts.

4.14  Real Property.

(a)  No Seller is in default under any Contract relating to Real Property owned or leased by it, and no condition exists which, with notice or lapse of time or both, would constitute such a default thereunder, and each such lease, sublease or other agreement relating to Real Property owned or leased by Sellers is current, valid, binding and in full force and effect, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (with written notice or lapse of time or both would constitute) a material default under, any such Contract. No Seller has received any notice of any default (which has not been cured or corrected) under any Contract relating to Real Property owned or leased by Sellers and the leasehold interests and options of each Seller are not subject to any Encumbrances.

(b)  Except as set forth in Schedule 4.14, none of the Properties owned or occupied by any Seller or the use, occupancy, operation or maintenance thereof, or any substance on or condition thereon is in violation of any restrictive covenants or Laws, including Environmental Laws, or any building, zoning, health, fire, safety or other ordinances, codes or regulations in such manner as to interfere with the use and occupancy thereof in the ordinary course of business, and no notice from any Governmental Entity has been served upon any Seller or upon the Real Property claiming any violation of any such Laws, ordinances, codes or regulations, requiring or calling attention to the need for any work, repairs, construction, alterations or installation, or in connection with said Properties which has not been complied with, or increasing the assessments on the Real Property or claiming any monies are due with respect to any Real Property. No condemnation Proceeding is pending or, to the best of Sellers’ Knowledge, threatened, against any Real Property.

(3)  Notwithstanding anything herein to the contrary, Sellers shall be liable for the inaccuracy in, or breach of, the representations and warranties set forth in this Section 4.14, only if such inaccuracy or breach could reasonably be expected to result in a Loss to Buyer.

4.15  Environmental Matters.

(a)  Except as set forth in Schedule 4.15, to the Sellers’ Knowledge, all operations at or upon the Real Property or leased Real Property (or any Real Property formerly owned or leased) have been and are being conducted in compliance in all material respects with all Laws, concerning (a) the management of Hazardous Substances, (b) discharges to the air, soil, surface water, or groundwater, and (c) storage, treatment, disposal of any Hazardous Substances at or connected with any activity at the Real Property or leased Real Property. Except as listed on Schedule 4.15 and heretofore provided to Buyer, to Sellers’ Knowledge, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by any Seller (other than those done on behalf of Buyer).

(b)  Except as set forth as Schedule 4.15, to the Sellers’ Knowledge, no Hazardous Substance is present at the Real Property in such a manner as may require a response action or remediation under any applicable Environmental Law. Except as set forth in Schedule 4.15, no employee has brought a claim, or to the Sellers’ Knowledge, threatened, to bring a claim, against any Seller that he or she was harmed by workplace exposure to a Hazardous Substance, nor, to the Knowledge of each of the Sellers is there any basis for such claim.

(c)  Except as disclosed in Schedule 4.15, none of the Sellers have been notified by any Governmental Entity or third party of any material violation by any Seller or liability of any Seller under any Environmental Law. There are no material pending civil, criminal, or administrative proceedings against any Seller under any Environmental Law arising out of or relating to the condition of the Real Property or leased Real Property or Sellers’ operations thereon and none of the Sellers have Knowledge of any threatened civil, criminal or administrative proceedings under any Environmental Law against any Seller arising out of or relating to the condition of the Real Property or leased Real Property or Sellers’ operations thereon in each case which would give rise to a Sellers’ Material Adverse Change.

(d)  Schedule 4.15 includes a correct and complete listing of all facilities at which: (a) any Seller has treated, stored or disposed of Hazardous Substances; (b) any third party under contract with any Seller disposes or has treated, stored or disposed of Hazardous Substances received from any Seller. The generation, treatment, storage, transportation and disposal of such Hazardous Substances was and is in compliance in all material respects with all Environmental Laws applicable at the time of generation, treatment, storage, transportation and disposal, except where non compliance would not have a Sellers’ Material Adverse Change. Except as disclosed on Schedule 4.15, no facility at which such Hazardous Substances were or are disposed, recycled, treated or stored on the Real Property or leased Real Property is the subject of a legal action under any Environmental Law brought by any Governmental Entity or third party, or is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or under any similar state statute.

(e)  None of the Sellers has Knowledge of any facts or circumstances relating to the Business or the Real Property or leased Real Property that will result in the assertion of environmental claims, liabilities or responsibilities being ascribed against Buyer and none of the Sellers have retained or assumed by Contract, operation of law, a settlement agreement or otherwise, any liability or responsibility for any environmental claim or condition or violation of any Environmental Law.

(f)  Notwithstanding anything herein to the contrary, Sellers shall be liable for the inaccuracy in, or breach of, the representations and warranties set forth in this Section 4.15, only if such inaccuracy or breach could reasonably be expected to result in a Loss to Buyer.

4.16  [Intentionally Omitted.]

4.17  Intangibles.

(a)  All Intangibles related to the Business, owned, used, applied for and/or registered in the name of or licensed to any Seller (other than those listed on Schedule 2.1(a)) are listed on Schedule 4.17. Except as specifically identified and disclosed in Schedule 4.17, all Sellers’ rights in and to the Intangibles set forth in Schedule 4.17 are free and clear of any claims of infringement, invalidity or Encumbrance. No Seller has received written notice of any adversely held Intangible of any other Person or written notice of any claim of any other Person relating to any of the Intangibles set forth in Schedule 4.17 or any process or confidential information of any Seller, and no Seller has Knowledge of any basis for any such claim. No Seller has infringed upon or misappropriated any Intellectual Property Rights of any Person and none of the Intangibles infringes upon or violates the Intellectual Property Rights or other proprietary rights of any Person. Except as set forth in Schedule 4.17, no Seller has licensed any Person to use any Intangible that is included in the Assets or other Intellectual Property Rights that is included in the Assets of any Seller, nor is any Seller obligated to pay any royalties, licensing fees or similar payments to any Person in respect of any item included in the Assets.

(b)  Schedule 4.17 contains a complete and accurate list and summary description of all registrations and pending applications for the Marks. All registered and pending Marks have been registered or applied for and pending, respectively (as indicated on the schedule), with the United States Patent and Trademark Office or the trademark office of the jurisdiction to which the registration or application pertains, and are currently in compliance with all applicable Laws. Except as set forth in Schedule 4.17, the Marks are valid, subsisting, and enforceable and are not subject to any maintenance fees or taxes or actions falling due within sixty (60) days after the date hereof. Except as set forth in Schedule 4.17, (i) no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity or registrability thereof, and no such action is threatened with respect to any of the Marks; (ii) there is no potentially interfering trademark or trademark application of any other Person with regard to the Marks in any country throughout the world; (iii) none of the Marks has been challenged or threatened in any way; and (iv) where applicable, the Assets bear Marks accompanied by the proper federal registration notice where permitted by law.

4.18  Title. Except as set forth on Schedule 4.18, each Seller owns outright and has good, valid and marketable title to all of the Assets, free and clear of all Encumbrances. There are no outstanding options or commitments to which any Seller is a party which relate to the Assets or the sale by any of them of the Assets. Within the past 10 years, no Seller has done business under or been known by any name other than its present corporate name, or done business at any address other than the addresses set forth in Schedule 4.18.

4.19  Undisclosed Liabilities. Except as set forth in Schedule 4.19, no Seller has Liabilities, other than (a) Liabilities fully and adequately reflected in the balance sheets or income statements for the period ended September 30, 2006 included within the Financial Statements, (b) those incurred since September 30, 2006 in the ordinary course of business consistent with past practices, and (c) those for which Buyer will not be liable from and after the Closing.

4.20  Employee Benefit Plans.

(a)  Except as set forth in Schedule 4.20, neither Sellers nor any ERISA Affiliate has (i) established, sponsored, maintained, contributed to, or had an obligation to contribute to any Employee Benefit Plans, (ii) proposed any Employee Benefit Plans which it will establish, sponsor, maintain, contribute to or have an obligation to contribute to, or (iii) proposed any changes to any Employee Benefit Plans now in effect, other than a multiemployer plan as defined in Section 3(37) of ERISA. The Employee Benefit Plans set forth in Schedule 4.20 shall hereinafter be referred to as “Seller Employee Benefit Plan”, when used in the singular, and “Seller Employee Benefit Plans” when used in the plural.

(b)  Each Seller Employee Benefit Plan is, and has been maintained and administered, in full compliance with its provisions and with all applicable Laws, including, without limitation, ERISA and the Code and the regulations issued thereunder. Except as set forth on Schedule 4.20, there has been no “reportable event”, as defined in ERISA and the regulations thereunder, with respect to any Seller Employee Benefit Plan.

(c)  No Asset is subject to any Encumbrance under the Code or ERISA, nor has any event or series of events occurred which could reasonably be expected to subject any Asset to an Encumbrance under any applicable Law, including, without limitation, ERISA and the Code.

(d)  Neither Sellers nor any ERISA Affiliate has incurred any liability, nor has any event or series of events occurred, which could reasonably be expected to subject Buyer or any Asset to liability under Title IV of ERISA.

(e)  Neither Sellers nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, which liability has not been fully paid as of the date hereof or which could reasonably be expected to subject Buyer or any Asset to liability.  All contributions which Sellers or any ERISA Affiliate are required to have made to a multiemployer plan as defined under Section 3(37) of ERISA, have been timely made.

(f)  Notwithstanding anything herein to the contrary, Sellers shall be liable for the inaccuracy in, or breach of, the representations and warranties set forth in this Section 4.20, only if such inaccuracy or breach could reasonably be expected to result in a Loss to Buyer.

4.21  No Broker. Except as set forth in Schedule 4.21, no broker, finder, agent or similar intermediary has acted for or on behalf of Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Sellers or any action taken by Sellers. Any item disclosed in Schedule 4.21 will be paid by Sellers.

4.22  Investment Matters. The Earn-Out Shares to be issued hereunder, if any, are being acquired for Sellers’ own account and not on behalf of any other Person, and all such Shares are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such Earn-Out Shares. Sellers have received or examined Buyer’s Annual Report on Form 10-K for the year ended December 31, 2005, Buyer’s Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, all Forms 8-K filed by Buyer with the SEC after December 31, 2005 and Buyer’s, prospectus filed under Rule 424(b)(4) of the Act on December 8, 2006. Sellers have had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and have been furnished with all other information about Buyer which it has requested. Each Seller is an “accredited investor” as defined in Rule 501(a) of the Act. Each Seller believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Earn-Out Shares, that it has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Earn-Out Shares, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby. The Sellers have been advised by Buyer and understand that, (a) the Earn-Out Shares to be issued hereunder will not be registered under any federal or state securities laws, (b) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available, (c) the certificates representing such shares shall bear appropriate restrictive legends, and (d) Buyer shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates.

5.  Representations and Warranties of Buyer. Knowing that Sellers rely thereon, Buyer represents, warrants and covenants to Sellers on the date hereof and as of the Closing Date as follows:

5.1  Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided.

5.2  Authorization. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes a valid and legally binding agreement of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies. Each Document contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, shall be valid and legally binding upon Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

5.3  Consent. Except as set forth in Schedule 5.3 and for the HSR Filing, if required, no Consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

5.4  No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will violate any material agreement to which Buyer is a party or by which Buyer is bound, or any provision of the charter or other organizational documents of Buyer.

5.5  Validity of Buyer Common Stock. The Earn-Out Shares to be issued as Earn-Out Consideration, if any, will, when issued, be validly issued, fully paid, non-assessable, duly authorized, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind.

5.6  No Broker. Except as set forth in Schedule 5.6, no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Any item disclosed in Schedule 5.6 will be paid for by Buyer.

5.7  Availability of Funds. Buyer has sufficient funds available to it and will, as of the Closing, have sufficient cash to pay the Purchase Price and to pay all related fees and expenses under this Agreement.

6.  Covenants and Agreements. The parties covenant and agree as follows:

6.1  Certain Pre-Closing Covenants. With respect to the period between the date of this Agreement and the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Section 13:

(a)  General. Each of the parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Section 7).

(b)  Notices and Consents. Sellers and Buyer will give any notices to third parties and will use their commercially reasonable efforts to obtain any third party Consents required under any legal or contractual obligation necessary to complete the transactions contemplated hereby. Each of the parties will give any notices to, make any filings with, and use such party’s commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities and other third parties necessary to consummate the transactions contemplated hereby and the Transaction Documents.

(c)  Operation of Business. Sellers covenant and agree to conduct the Business only in the ordinary course and in a manner consistent with past practice and in compliance with applicable Laws and use their commercially reasonable efforts to preserve the present goodwill of Sellers and their relationships with customers, suppliers and other Persons related to the Business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, no Seller shall, between the date hereof and the Closing Date, directly or indirectly, take any of the following actions without the prior written consent of Buyer:

(i)  amend its certificate of incorporation or by-laws or other organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Seller, except that Sellers may amend the certificate of incorporation as may be necessary to consummate the transactions contemplated herein;

(ii)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to Sellers, except purchases in the ordinary course of business consistent with past practice;

(iii)  sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of the Assets, except sales, licenses or dispositions in the ordinary course of business consistent with past practice and not otherwise in violation of the terms hereof, provided that any license hereunder shall not conflict in any way with the terms of the License Agreement to be entered into pursuant to this Agreement;

(iv)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Seller, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(v)  enter into, amend, modify or terminate any Specified Contract except in the ordinary course of business, or amend, modify or terminate any provision of the Wal-Mart Agreement;

(vi)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(vii)  settle or compromise any litigation in which any Seller is a defendant (whether or not commenced prior to the date of this Agreement), or settle, pay or compromise any claims not required to be paid, in each case involving: (i) the Marks, (ii) any Specified Contract, or (iii) any matter, the effect of which settlement, compromise or payment could reasonably be expected to result in a Sellers’ Material Adverse Change;

(viii)  modify or amend any existing Insurance Policy with respect to the Assets; or

(ix)  make any changes in the current distribution channels of the Business;

(x)  take any action that would reasonably be likely to have a Sellers’ Material Adverse Change; or

(xi)  authorize any of, or commit or agree to take any of the foregoing actions.

(d)  Notice of Developments. Sellers and Buyer will give prompt written notice to the other of any material adverse development causing a breach of any of such party’s representations and warranties in Sections 4 and 5, respectively. No disclosure by any party pursuant to this Section 6.1(d) will be deemed to amend or supplement any schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless such disclosure is accepted in writing by the non-disclosing parties as an amendment or supplement to such schedule, as the case may be, or as a waiver of any misrepresentation or breach.

(e)  No Solicitation of Transactions. No Seller, or any Subsidiary thereof, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of any Seller shall solicit, initiate or encourage or knowingly facilitate (including by furnishing non-public information) any inquiries or the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Assets (other than in the ordinary course of business) or Business of, or any equity interest in, any Seller, or any merger, consolidation, share exchange, amalgamation, reorganization, recapitalization, tender offer, exchange offer, business combination or other similar transaction involving any Seller, and, other than with Buyer or any of its Affiliates, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each Seller shall, and shall cause any of their respective representatives or affiliates to, immediately cease and cause to be terminated or withdrawn any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transactions contemplated hereby). Sellers shall, within two (2) business days, notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted in response to an unsolicited bona fide written Acquisition Proposal from any Person received after the date of this Agreement to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person received after the date of this Agreement, if and only to the extent that, (a) the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, (b) the Board of Directors of the Company shall have determined in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing terms and provisions no less favorable to the Company than those contained in the Mutual Confidentiality and Non-Disclosure Agreement between Buyer (f/k/a Candie’s, Inc.) and the Company, dated as of March 22, 2005 (the “Confidentiality Agreement”). The Company shall, within two (2) business days, notify Buyer in writing of any and all such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, which notice shall set forth the name(s) of such Person(s) and the material terms and conditions of any Acquisition Proposals. The Company shall keep Buyer fully and promptly informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal; provided, that, nothing in this Section 6.1(e) shall permit Sellers to terminate this Agreement (except as specifically provided in Section 13 hereof).

(f)  Closing Balance Sheet. On or before the Closing Date, Sellers shall prepare and deliver to Buyer a balance sheet dated the Closing Date (the “ Closing Balance Sheet”). The Closing Balance Sheet shall be prepared by Sellers’ personnel in accordance with GAAP, as applied in preparation of the Financial Statements, and shall fairly and accurately present the consolidated assets, Liabilities and financial position of Sellers, as of the Closing Date. The Closing Balance Sheet shall be accompanied by reasonably detailed analysis reconciling the Closing Date Balance Sheet and the Execution Date Balance Sheet.

6.2  Pre-Closing Tax Returns. Sellers shall file all Tax Returns required to be filed with respect to the Assets on or prior to the Closing Date.

6.3  Cooperation on Tax Matters. Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers expressly agree and acknowledge that they shall be responsible for and shall pay any and all Taxes which result or arise from the sale of the Assets.

6.4  Confidentiality. Subject to Section 14.1, without the prior written consent of the other party, neither Buyer nor any Seller, nor their respective Affiliates shall disclose any confidential information of the other party, which any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation, know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects and such information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them; provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives, (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any Governmental Entity approval or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, that in the case of clauses (i), (ii), (iii), and (iv), the Person intending to disclose confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 13, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement. Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

6.5  Legal Conditions to Transaction. Sellers and Buyer shall take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, filing and furnishing all information required under the HSR Act), and in connection therewith shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the transactions contemplated by this Agreement. Each Seller and Buyer shall (i) take commercially reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by any Seller for any of the conditions set forth in Section 7 to be satisfied (any of the foregoing, an “Approval”) or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or to take any action contemplated by any Approval until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Sellers nor Buyer shall be required to agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any material assets in connection with obtaining any such consent, authorization, order, Approval or exemption.

6.6  Employee Benefit Plans. Buyer shall not assume, sponsor, contribute to, or be obligated to contribute to Sellers’ Employee Benefit Plans. Sellers shall indemnify and hold Buyer harmless from and against any Liabilities arising under or relating to Sellers’ Employee Benefit Plans.

6.7  Restrictions on Sellers’ Distributions and Other Actions.

(a)  At all times during the period commencing on the Closing Date and ending on the one year anniversary thereof (the “Initial Period”), Sellers shall not make any distributions, dividends or other payments of cash or other assets or property to any stockholders (“Stockholder Payments”); provided, however, that if Sellers prepay to Buyer concurrently therewith the Annual Royalty, (as such term is defined in the License Agreement for the second Year (as defined in the License Agreement) pursuant to the License Agreement (the “Year 2 Prepayment Amount”), then Sellers shall have the right to make Stockholder Payments during the Initial Period.

(b)  At all times during the one year period beginning on the last day of the Initial Period (the “Second Period”), Sellers shall not make any Stockholder Payments; provided, however, that Sellers shall be permitted to make a Stockholder Payment (a “Contemplated Stockholder Payment”) if at such time (i) the amount of Sellers’ cash and cash equivalents, calculated after taking into account the making of any such Contemplated Stockholder Payments (“Available Cash”), is then at least equal to the greater of: (A) an amount not less than 120% of the absolute value of the trailing twelve (12) month Net Losses (as defined herein), if any, of the Sellers or (B) Six Million Dollars ($6,000,000) (the greater of such amounts, the “Applicable Threshold”); or (ii) Sellers pay to Buyer concurrently therewith the Year 2 Prepayment Amount. For purposes hereof “Net Losses” shall mean the net loss of Sellers, determined in accordance with GAAP, excluding the non-recurring expenses of the Sellers relating to the transactions contemplated hereby to the extent such expenses were deducted (and not capitalized) in computing the Net Losses.

(c)  Sellers shall provide, at Buyer’s request and otherwise on not less than a monthly basis, Buyer with evidence reasonably satisfactory to Buyer of their compliance with the foregoing covenants in this Section 6.7 until expiration of the Second Period.

(d)  Nothing contained herein shall, subject to the provision of Section 3.3(h), prevent the Sellers from distributing the Earn-Out Shares and any such distribution shall not be taken into account in any calculation under subparagraph (b) of this Section 6.7.

6.8  Name Change. Each Seller shall promptly after the Closing Date (and in any event within thirty calendar days) change its corporate name to a name which does not include any of the words “Danskin,” or “Now,” and will furnish a certificate, satisfactory to Buyer, indicating such name change. Company shall promptly after the Closing Date (and in any event within thirty calendar days) cause any entity controlled by or under common control with Company, directly or indirectly, to change its name to a name which does not include any of the words “Danskin,” or “Now,” and will furnish a certificate, satisfactory to Buyer, indicating such name change.

6.9  Assistance with Financial Statements. Sellers shall, at Buyer’s expense, use its commercially reasonable efforts to take all actions, including the making available of Sellers’ accountants and the granting of access to Buyer and its accountants to all books and records of Sellers used in connection with the Business and the Assets, to assist Buyer in connection with Buyer’s preparation of financial statements as required by Items 2.01 and 9.01 of Form 8-K in order for Buyer to meet its Form 8-K obligations within the applicable time period required by such form.

7.  Conditions to each Parties’ Obligations to Close. The obligations of each of the parties hereto to consummate the transactions provided herein shall be subject to the following conditions:

7.1  No Prohibition. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or which would not permit the Business to continue to operate unimpaired following the Closing Date (and, without limiting the generality of the foregoing, the applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated);

7.2  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the following conditions:

(a)  (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement shall be true in all respects (disregarding immateriality, materiality, Sellers’ Material Adverse Change or any other derivation of any of the foregoing contained in any such representations and warranties) when made and at and as of the Closing Date, as if made at and as of such date (except that any representation or warranty made as of a specified date other than the date hereof shall only be required to have been true on and as of such date), except where any failure of such representations and warranties to be so true in all respects would not result in a Sellers’ Material Adverse Change), (iii) Sellers shall have operated the Business and held the Assets in the ordinary course of business consistent with past practices and (iv) Buyer shall have received a certificate signed by an officer of each Seller to the foregoing effect;

(b)  Sellers shall have delivered to Buyer all of the items set forth under Section 8, unless waived in writing; and

(c)  There shall not have occurred at any time after the date of this Agreement any Sellers’ Material Adverse Change.

7.3  Conditions to Obligations of Sellers. The obligations Sellers to consummate the transactions contemplated hereby are subject to the following conditions:

(a)  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true in all respects (disregarding immateriality, materiality, Buyer Material Adverse Change or any other derivation of any of the foregoing contained in any such representations and warranties) when made and at and as of the Closing Date, as if made at and as of such date (except that any representation or warranty made as of a specified date other than the date hereof shall only be required to have been true on and as of such date), except where any failure of such representations and warranties to be so true in all respects would not result in a Buyer Material Adverse Change), and (iii) Sellers shall have received a certificate signed by an officer of Buyer to the foregoing effect;

(b)  Buyer shall have delivered to Sellers all of the items set forth under Section 9, unless waived in writing;

(c)  There shall not have occurred at any time after the date of this Agreement any Buyer Material Adverse Change; and

(d)  The Requisite Stockholder Approvals shall have been obtained.

8.  Deliveries by Sellers. At the Closing, Sellers are delivering to Buyer the following, which shall be in form and substance acceptable to Buyer and Buyer’s counsel:

(a)  Documents and instruments of transfer for the Assets including, without limitation, bills of sale and assignments of all Intangibles (including all Intellectual Property Rights appurtenant thereto) and assignments of all assignable licenses and Permits relating to the Assets or the use, occupancy or operation thereof including, but not limited to, documents substantially in the form of Exhibit “A” (Master Trademark Assignment Agreement), Exhibit “B” (Master Copyright Assignment Agreement), a Master Patent Assignment Agreement in a form and substance reasonably satisfactory to Buyer if any patents are included in the Assets, a Security Release in form and substance reasonably satisfactory to Buyer, Exhibit “E” (Consent to Transfer of License), Exhibit “F” (Assignment and Assumption Agreement) and Exhibit “G” (Bill of Sale);

(b)  Copies of the minutes of the meetings of the board of directors (or its equivalent) of Sellers authorizing the execution and performance of this Agreement and the amendment of each Sellers’ charter or formation documents to change (if applicable) its name, certified by each Sellers’ Secretary;

(c)  Copies or originals of all files, papers, books and records, licenses, permits, approvals, applications, correspondence, and other documents relative to the Assets;

(d)  All Encumbrances, except for permitted Encumbrances set forth on Schedule  8(d), with respect to the Assets shall be discharged prior to the Closing and all Assets shall be delivered at the Closing free and clear of any Encumbrances, and all of the Contracts set forth on Schedule 8(d) shall have been terminated;

(e)  A certificate, dated no earlier than five days prior to the Closing Date, that each Seller is in good standing in its jurisdiction of formation;

(f)  Certificate of incumbency and specimen signatures of all signatory officers of each Seller, certified by such Seller’s Secretary;

(g)  The License Agreement (the “License Agreement”), between Studio IP Holdings and the Company, substantially in the form attached as Exhibit “H” hereto, signed by the Company;

(h)  The favorable opinions of Dechert LLP and Margie B. Pritchard, Esq., counsel to Sellers, dated the Closing Date and addressed to Buyer in form and substance reasonably satisfactory to Buyer;

(i)  Design Services Agreement (the “Design Services Agreement”) in substantially the form of Exhibit “J,” between Buyer and the Company, executed by the Company; All waivers of defaults and/or consents required under Specified Contracts which are set forth on Schedule 2.1(b);

(j)  The Registration Rights Agreement executed by the Sellers;

(k)  All waivers of defaults and/or consents required under Specified Contracts which are set forth on Schedule 2.1(b);

(l)  The Closing Balance Sheet, in form and substance satisfactory to Buyer; and

(m)  Evidence of the receipt by the Company of the Requisite Stockholder Approvals, in form and substance satisfactory to Buyer.

9.  Deliveries by Buyer. At the Closing, Buyer is delivering, or causing Studio IP Holdings to deliver, as the case may be, to Sellers the following, which shall be in form and substance acceptable to Sellers and Sellers’ counsel:

(a)  An aggregate sum of Seventy Million Dollars ($70,000,000) by wire transfer in accordance with this Agreement;

(b)  The License Agreement executed by Studio IP Holdings;

(c)  The favorable opinion of Blank Rome LLP, counsel to Buyer, dated the Closing Date and addressed to Sellers, substantially in the form of Exhibit “K”;

(d)  An assumption agreement in respect of the Assumed Liabilities in form and substance reasonably acceptable to Sellers;

(e)  Design Services Agreement executed by Buyer; and

(f)  The Registration Rights Agreement executed by Buyer.

10.  Indemnification.

10.1  Obligation of the Sellers to Indemnify. The Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and its officers, directors, shareholders and affiliates from and against any and all Losses with respect to the following:

(a)  Any misrepresentation or breach of any representation, warranty, covenant or agreement of any Seller contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement; and

(b)  Any Excluded Liabilities, including, without limitation, any Liabilities under Section 11.

10.2  Obligation of Buyer to Indemnify. Buyer shall indemnify, defend and hold harmless the Sellers from and against any Losses arising out of or due to (i) any misrepresentation or a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement and (ii) Buyer’s use of Assets from and after the date of Closing.

10.3  Certain Limitations Regarding Indemnification.

(a)  Limitations on the Sellers’ Indemnification: Subject to Section 10.3(a)(ii), with respect to indemnification for any Claims under Section 10.1:

(i)  The Sellers shall not have any liability under Section 10.1 unless the aggregate amount of Losses under Section 10.1 of this Agreement exceeds the Sellers Basket and then only to the extent of such excess.

(ii)  Notwithstanding anything to the contrary contained in this Agreement, the amount of indemnity payable by the Sellers as a result of any Claims arising out of a breach of the following: Section 4.16 (Wal-Mart Payment Amounts) or Section 10.1(b) of, and any covenants of Sellers set forth in, this Agreement shall not be subject to the Sellers Basket. Notwithstanding anything to the contrary contained in this Agreement, the amount of indemnity payable by the Sellers as a result of any Claims arising out of a breach of the following: Section 4.1 (Due Incorporation and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority to Execute and Perform Agreement), Section 4.6 (Tax Matters), Section 4.11 (Judgments and Proceedings), Section 4.12 (Employee Relations), Section 4.13 (Contracts), Section 4.16 (Wal-Mart Payment Amounts), Section 4.17 (Intangibles), Section 4.18 (Title), Section 4.19 (Undisclosed Liabilities) and Section 4.20 (Employee Benefit Plans) or Section 10.1(b) of, and any covenants of Sellers set forth in, this Agreement shall not be subject to the Indemnity Cap (as defined herein).“Claim” means all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel in advance of the final disposition of any claim, suit, action, proceeding or investigation and judgments, fines, losses, claims, liabilities and amounts paid in settlement in connection with any such threatened or actual claim, suit, action, proceeding or investigation).

(b)  Limitations on Buyer’s Indemnification. With respect to indemnification for any Claims under Section 10.2, Buyer shall not have any liability under Section 10.2 unless the aggregate amount of Losses to the Company under Section 10.2 of this Agreement exceeds the Buyer Basket and then only to the extent of such excess, provided that notwithstanding the foregoing the amount of indemnity payable by Buyer as a result of any Claims arising out a breach in Section 10.2(ii) shall not be subject to the Buyer Basket.

(c)  Additional Limitations on Sellers’ or Buyer’s Indemnification. In no event shall Sellers’ or Buyers’ liability for indemnification under Section 10.1 or 10.2, respectively, exceed Forty Two Million Five Hundred Thousand Dollars $42,500,000) (the “Indemnity Cap”); provided, however, that such limitation shall not apply to Section 4.1 (Due Incorporation and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority to Execute and Perform Agreement), Section 4.6 (Tax Matters), Section 4.11 (Judgments and Proceedings), Section 4.12 (Employee Relations), Section 4.13 (Contracts), Section 4.16 (Wal-Mart Payment Amounts), Section 4.17 (Intangibles), Section 4.18 (Title), Section 4.19 (Undisclosed Liabilities) and Section 4.20 (Employee Benefit Plans) or Section 10.1(b) of, and any covenants of Sellers set forth in, this Agreement.

10.4  Third Party Claims. If a Claim by a third party is made against any party or parties hereto and the party or parties against whom said Claim is made intends to seek indemnification with respect thereto under Sections 10.1 or 10.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such Claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 20 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld or delayed) and at their sole risk and expense, the good faith settlement or defense of such Claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such Claim in good faith, the indemnified party or parties shall not pay or settle any such Claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such Claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the Claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed) the Claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

10.5  Survival of Representations and Warranties. All representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing and any investigation made by or on behalf of any party hereto until the close of business on the last day of the twelfth month following the Closing Date; provided, that (A) the representations and warranties set forth in Section 10.3(a)(ii) and the proviso in the last sentence of Section 10.3(b), shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying Claim, including any extensions or waivers thereof and (B) any Claims in connection with fraud shall survive indefinitely. A written Claim for indemnification under this Section 10 for breach of a representation or warranty may be brought at any time; provided, that the representation or warranty on which such Claim is based continues to survive under this Section 10.5 at the time notice of such Claim is given in accordance with Section 10.3 hereof, and if such written notice is given within such period, all rights to indemnification with respect to such Claim shall continue in force and effect.

10.6  Assistance. Regardless of which party is controlling the defense of any Claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

11.  Bulk Sales Compliance. Sellers shall comply with all Laws relating to bulk sales and/or the sale and purchase of the Assets. Sellers will, jointly and severally, indemnify and hold Buyer harmless from, against and with respect to, and shall reimburse Buyer for any and all Losses suffered or incurred by Buyer arising out of, relating to or by reason of any noncompliance with such Laws. This indemnification shall apply to, but shall not be limited to, Losses due to any acceleration of payment with respect to any Liability or obligation of Sellers assumed by Buyer hereunder, and is in addition to the indemnification provided pursuant to Section 10.

12.  Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby, including the fees incurred in connection with the HSR Filing. Sellers shall be responsible for and make arrangements to pay all sales, transfer, stamp, recording and similar Taxes, if any, incurred in connection with any Intangibles and Tangible Property conveyed to Buyer hereunder.

13.  Termination and Abandonment.

13.1  Termination. Except as otherwise set forth herein, this Agreement may be terminated:

(a)  by mutual written consent of Buyer and Sellers;

(b)  by Buyer (provided, that Buyer is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if there has been a Sellers’ Material Adverse Change since the date of execution of this Agreement;

(c)  by Sellers (provided, that no Seller is then in material breach of any covenant, representation or warranty or other agreement contained herein), if there has been a Buyer Material Adverse Change since the date of execution of this Agreement;

(d)  by either Buyer or Sellers, upon written notice to the non-terminating parties if the Closing has not occurred on or prior to March 30, 2007 (the “Outside Date”), unless such failure of consummation shall be due to (i) the failure of the terminating party to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the terminating party, or (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated, then such Outside Date shall be extended to April 30, 2007;

(e)  by either Buyer or Sellers if any Law preventing or prohibiting consummation of the transactions contemplated hereby shall have become final and nonappealable;

(f)  by Sellers, if the Company shall have concluded in good faith, after consultation with outside counsel, that such action is necessary in order for it to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and under any other applicable Law in connection with its approval of a Superior Proposal; provided, that Buyer does not make, within two (2) business days of receipt of the Company’s written notification of its intention to terminate this Agreement pursuant to this Section 13, an offer that the Company’s Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as such Superior Proposal. The Company shall (A) not enter into a binding agreement with respect to a Superior Proposal until at least two (2) business days after it has provided the notice to Buyer required by this section and (B) notify Buyer promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

(g)  by Buyer or Sellers, if the Requisite Stockholders Approval shall not have been obtained by March 30, 2007.

13.2  Effect of Termination.

(a)  In the event of termination of this Agreement by either Buyer or Sellers pursuant to this Section 13, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of either party, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement and (ii) Section 6.4 (Confidentiality) and this Section 13 will remain in full force and effect and will survive any termination of this Agreement.

(b)  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Buyer pursuant to Section 13.1(b), Sellers will pay to Buyer the aggregate amount of all fees and expenses, including attorneys’ fees, incurred by Buyer in connection with the negotiation, execution and delivery of this Agreement, which fees and expenses shall not exceed [***] Dollars ($[***]).

(c)  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Sellers pursuant to Section 13.1(c), Buyer will pay to Sellers the aggregate amount of all fees and expenses, including attorneys’ fees, incurred by Sellers in connection with the negotiation, execution and delivery of this Agreement, which fees and expenses shall not exceed [***] Dollars ($[***]).

(d)  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Sellers pursuant to Section 13.1(f), then Sellers will pay to Buyer an aggregate amount not to exceed [***] Dollars ($[***]) (the “Termination Fee”). Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated under the circumstances set forth in this Section 13.2(d), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty. Any payment required to be made pursuant to this Section 13.2(d) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 13.1(f).

(e)  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Buyer or Sellers pursuant to Section 13.1(g), then Sellers will pay to Buyer an aggregate amount not to exceed [***] Dollars ($[***]) (the “Stockholders Approval Fee”). Any Stockholders Approval Fee payable under this provision shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated under the circumstances set forth in this Section 13.2(e), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Stockholders Approval Fee represents liquidated damages and not a penalty. Any payment required to be made pursuant to this Section 13.2(e) shall be paid within one business day following termination of this Agreement pursuant to Section 13.1(g).

14.  Miscellaneous.

14.1  Publicity. The parties shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ or the rules of any other applicable exchange, or applicable Law.

14.2  Further Assurances.

(a)  At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Sellers will promptly execute and deliver all such further Documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer, confirm, protect and defend the right, title and interest of Buyer in the Assets and to assist Buyer in exercising its rights and privileges with respect thereto.

(b)  After the Closing Date, Sellers shall deliver to Buyer all notices, correspondence and other items relating to the Assets which are from time to time received by them or are in their possession.

14.3  Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, mailed, certified or registered mail or express mail, postage prepaid, sent by a nationally recognized courier service, service charges prepaid, or by facsimile or other electronic transmission and shall be deemed given when so delivered:

(a)  If to Buyer:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO
Facsimile: (212) 391-0127

With a required copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.
Facsimile: (212) 885-5001

(b)  If to Sellers:

Danskin, Inc.
530 Fifth Avenue
New York, NY 10018
Attention: Margie B. Pritchard, Esq.
Facsimile: (212) 930-9103

With a required copy to:

Dechert, LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Gerald Adler, Esq.
Facsimile: (212) 698-3599

and to such other address or addresses as Buyer or Sellers, as the case may be, may designate to the others by notice as set forth above.

14.4  Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto.

14.5  Waivers and Amendments. This Agreement may be amended, modified, superseded or cancelled and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

14.6  Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective heirs, legal representatives, executors, successors and permitted assigns.

14.7  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made, delivered and to be performed entirely within such State.

14.8  Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any Person without the prior written consent of the other party; provided that Buyer may assign its rights under this Agreement to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

14.9  Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

14.10  Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

14.11  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.12  Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. Without limiting the generality of any provisions of this Agreement, the inclusion of any Contracts, Liabilities, obligations or other matters in respect of Sellers on any Schedules to this Agreement shall not, in any way, create a presumption that such Contracts, Liabilities, obligations and other matters constitute Assumed Liabilities hereunder, except as expressly set forth in Section 2.3 of this Agreement.

14.13  Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.14  Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the jurisdiction of any such court in any such Proceeding. Any and all service of process and any other notice in any such Proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal Proceedings or otherwise proceed

14.15  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement to be performed following the Closing were not performed in accordance with the terms thereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of any such provision or to enforce specifically the performance of any such provision in a court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER	SELLERS

ICONIX BRAND GROUP, INC. By: /s/ Neil Cole Name: Neil Col Title: CEO	DANSKIN, INC. By: /s/ Donald Schupak Name: Donald Schupak Title: Chairman

DANSKIN NOW, INC. By: /s/ Donald Schupak Name: Donald Schupak Title: Chairman

List of Omitted Schedules and Exhibits

Schedule	Description

1.32	Knowledge
2.1(a)	Excluded Intangibles
2.1(b)	Specified Contracts
3.4	Purchase Price Allocation
4.1	Due Incorporation and Qualification; Subsidiaries
4.2	Capitalization
4.4(a)	Financial Statements
4.4(b)	Projected Balance Sheet
4.4(c)	Financial Projections
4.7	Compliance with Laws
4.8	Permits
4.9	No Breach
4.10	Consent
4.11	Judgments and Proceedings
4.12	Employee Relations
4.13	Material Contracts
4.14	Real Property
4.15	Environmental Matters
4.17	Intangibles
4.18	Title
4.19	Undisclosed Liabilities
4.20	Employee Benefit Plans
4.21	No Broker
5.3	Consent
5.6	No Broker
8(d)	Contracts to be Terminated Prior to Closing

Exhibit	Description

A	Master Trademark Assignment Agreement
B	Master Copyright Assignment Agreement
C	[Intentionally Omitted]
D	[Intentionally Omitted]
E	Consent to Transfer of License
F	Assignment and Assumption Agreement
G	Bill of Sale
H	License Agreement
I-1	[Intentionally Omitted]
I-2	[Intentionally Omitted]
I-3	[Intentionally Omitted]
J	Design Services Agreement
K	Opinion of Blank Rome LLP
L	Registration Rights Agreement